Exhibit 99.1|

JPMorganChase

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070|
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

WILLIAM B. HARRISON, JR. TO RETIRE AT YEAR-END AS CHAIRMAN OF JPMORGAN CHASE; BOARD EXPECTED TO ELECT JAMIE DIMON TO ADDITIONAL POSITION OF CHAIRMAN

New York, October 26, 2006 - William B. Harrison, Jr. announced today his intention to retire as Chairman and a Director of JPMorgan Chase & Co. (NYSE: JPM), effective December 31, 2006. It is expected the Board of Directors will elect Chief Executive Officer Jamie Dimon to the additional role of Chairman when Mr. Harrison retires.

"I have worked my entire career - nearly 40 years - at JPMorgan Chase and its predecessor firms, and I am very proud of the leading role we have played in the transformation of global banking and the creation of our world-class franchise," Mr. Harrison said. "I could not be more excited about the future of our firm and the leadership that Jamie Dimon is providing."

Mr. Dimon added, "Bill Harrison has been a tremendous partner and mentor to me. He is a first-class individual - decent and generous. Bill's strategic vision and his ability to manage complex change have been instrumental in positioning our firm as a leader in global finance. I will miss Bill but hope to continue to benefit from his wise counsel."

Below are biographies of Mr. Harrison, 63, and Mr. Dimon, 50.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

William B. Harrison, Jr.

Mr. Harrison is Chairman of the Board of JPMorgan Chase, which merged with Bank One Corporation on July 1, 2004. He was Chairman and Chief Executive Officer of JPMorgan Chase from November 30, 2001 to December 31, 2005. Previously, he held the position of President and Chief Executive Officer of JPMorgan Chase since January 1, 2001. Prior to the merger with J.P. Morgan & Co., Incorporated, Mr. Harrison was Chairman and Chief Executive Officer of the Chase Manhattan Corporation, a position he held since January 1, 2000. He was named President and Chief Executive Officer of Chase on June 1, 1999. Prior to that, he was Vice Chairman at Chase, responsible for all wholesale banking operations, including investment banking, capital markets and private equity businesses. He had those same responsibilities at the Chemical Bank, prior to its merger with Chase in 1996.

Mr. Harrison joined Chemical in 1967. In 1976, he was appointed to District Head of the Western Region based in San Francisco. In 1978, he moved to London to take responsibility for the bank's U.K. business and in 1982 was promoted to Division Head of Europe. He returned to the U.S. in 1983 to run the U.S. Corporate Division and in 1986 was put in charge of the bank's global Banking and Corporate Finance group. He was named a Vice Chairman of Chemical in August 1990.

Mr. Harrison is a director of Merck & Co., Inc., and a director of Cousins Properties, Inc. He is a member of The Business Council, The Financial Services Forum, and The Financial Services Roundtable.

He serves on the Board of Visitors of the University of North Carolina's Kenan-Flagler Business School, the Board of Directors of Lincoln Center for the Performing Arts, Inc., the Board of Directors for Catalyst, and a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. He is also on the Board of Directors of the Partnership for New York City and a member of the Board of the World Trade Center Memorial Foundation. Mr. Harrison, who was born in 1943 in Rocky Mount, North Carolina, received an A.B. degree in Economics from the University of North Carolina and is a graduate of the Harvard Business School's International Senior Management Programme in Switzerland.

Mr. Harrison and his wife, Anne, have two daughters.

Jamie Dimon

Jamie Dimon became Chief Executive Officer of JPMorgan Chase & Co. on January 1, 2006. In addition, Mr. Dimon is President of the company, a title he assumed upon the company's merger with Bank One Corporation on July 1, 2004.

As Chairman and CEO of Bank One for four years, Mr. Dimon engineered a dramatic turnaround at the company - taking the bank from a half-billion-dollar loss in 2000 to record earnings of $3.5 billion in 2003. Mr. Dimon strengthened the management team by promoting talented managers and by recruiting experienced leaders. The company also fortified its balance sheet, improved the service it provides customers, upgraded to a single technology platform and moved to a single brand.

Mr. Dimon began his professional career at American Express Company, serving as Assistant to the President from 1982 until 1985. He then became a key member of the team that launched and defined the strategy for Commercial Credit Company in October 1986, when the consumer lending company was spun off from Control Data Corporation. He served as Chief Financial Officer and an Executive Vice President, and then President. A completely restructured Commercial Credit made numerous acquisitions and divestitures, substantially improving its profitability. Most significantly, in 1987, it acquired and changed its name to Primerica Corporation, which in 1993 acquired The Travelers Corporation and was renamed Travelers Group.

At Travelers, Mr. Dimon was President and Chief Operating Officer for seven years. He was named Chairman and Chief Executive Officer of its Smith Barney Inc. subsidiary in January 1996, having previously been the firm's Chief Operating and Chief Administrative Officer. In November 1997, with the merger of Smith Barney and Salomon Brothers, he became Co-Chairman and Co-CEO of the combined firm. In 1998, he was named President of Citigroup Inc., the global financial services company formed by the combination of Travelers Group and Citicorp in 1998. In addition, he served as Chairman and Co-Chief Executive Officer of Salomon Smith Barney Holdings Inc., the investment banking and securities brokerage subsidiary.

A summa cum laude graduate of Tufts University, Mr. Dimon holds an MBA degree from the Harvard University Graduate School of Business, where he was a Baker Scholar. He serves on the Board of Directors of a number of non-profit institutions, including University of Chicago, Harvard Business School and the United Negro College Fund.

Mr. Dimon and his wife, Judy, have three daughters.

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